Exhibit 99.1
For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Third Quarter Results
Achieves Record Loan Production of Over $1.0 Billion

Raises Full-Year 2005 Loan Origination Guidance

Woodbury, NY, November 1, 2005 - Delta Financial Corporation (Amex: DFC) today reported net income of $6.6 million, or $0.31 per diluted share, for the third quarter of 2005, compared to a net loss of $1.8 million, or ($0.09) per diluted share, for the third quarter of 2004. The loss reported in 2004 was directly related to the Company’s change to portfolio accounting from gain-on-sale accounting in the beginning of 2004, and as a result it has taken several quarters for the Company to build a large enough on-balance sheet loan portfolio to offset its operating expenses.

Financial Highlights

•	Record loan originations of more than $1.0 billion in the third quarter of 2005, a 50% increase from the third quarter of 2004, and a 16% increase over the second quarter of 2005.

•	Total cost to originate, as a percentage of loan production, decreased to 2.3% in the third quarter of 2005 from 2.7% in the third quarter of 2004, and from 2.5% in the second quarter of 2005.

•	Net interest income, after provision for loan losses, increased to $25.8 million in the third quarter of 2005, compared to $15.4 million in the third quarter of 2004.

•	The premium on whole loans sold was 3.9%, net of reserve, in the third quarter of 2005.

•	Other income totaled $6.3 million for the third quarter of 2005.

•	In September 2005, completed an asset-backed securitization collateralized by $825 million of mortgage loans, the Company’s largest to date.

•
In September 2005, obtained a $350 million committed warehouse line of credit from Bank of America. The Company currently has $1.25 billion of total committed financing capacity through four separate credit providers.

•	In October 2005, renewed a $350 million warehouse line of credit with RBS Greenwich Capital through October 2006.

•	Paid a quarterly cash dividend of $0.05 per common share on October 7, 2005 to shareholders of record on September 20, 2005.

“Achieving our highest-ever quarterly loan origination volume, of more than $1.0 billion, is testament to our continued focus on our distinct business model and, we believe, illustrative of the market opportunities that exist for our mortgage products,” said Hugh Miller, president and chief executive officer. “As a result, we are raising our loan origination guidance, and expect to originate at least 40 percent more mortgage loans than the $2.6 billion we originated in 2004, an increase from our previously stated guidance of at least 25 percent growth.”

Mr. Miller continued, “In addition, we expect to meet our previously stated goal of lowering our annual cost to originate by approximately 10 percent year-over-year, as we continue to grow our loan origination volume and realize cost efficiencies associated with our proprietary loan origination system Click and Close®.”

Distinct Business Model Characteristics

•	During the third quarter of 2005, the Company increased its concentration of fixed-rate mortgages to over 80% of total loan production, from 77% of total loan production in the third quarter of 2004.

•	Adjustable-rate interest-only mortgage loans accounted for approximately 1% of total loan production in the third quarter of 2005.

•	Approximately 49% of the total loan production was originated through the Company’s retail channel, an increase from 42% in the third quarter of 2004.

Mr. Miller said, “We believe our distinct business model both enhances our profitability and provides a competitive advantage. Paramount to the model is our strategy of originating predominantly fixed-rate loans. Specifically, it has been our experience that fixed-rate mortgages prepay slower than adjustable-rate mortgages, and thus generally remain outstanding for a longer period of time, yielding greater profitability. In addition, in rising rate and even in decreasing rate environments, we have found that fixed-rate mortgage loans have performed better than adjustable-rate mortgage loans. Finally, and consistent with our distinctive product mix, we originated approximately one percent adjustable-rate interest-only loans, one of the lowest percentages in the sector. Having a minimal amount of adjustable-rate interest-only loans benefits us, as rating agencies have recently increased their subordination levels as a result of this product, which translates into higher interest costs for companies who originate a meaningful percentage of these loans.”

               Mr. Miller added, “In addition to the advantages we derive from our product mix, we also benefit from originating nearly 50 percent of our mortgage loans through our own retail channel. We have found that retail loans provide greater profitability, as our net cost to originate in the retail channel is lower, and there is more control over our product.

Mr. Miller continued, “We, along with other companies in the financial services sector, have experienced interest margin compression throughout the year, and expect to continue to experience this compression for the foreseeable future. That said, our net interest margin and whole-loan premium remained relatively consistent, from the second quarter of 2005 to the third quarter of 2005, despite this challenging environment. We believe the distinct components of our business model, specifically our focus on fixed-rate mortgage loans and our large retail platform, coupled with the continued reduction in our cost to originate, have assisted in mitigating the effects of interest margin compression.”

Additional 2005 Financial Results

For the third quarter of 2005, the Company’s net interest income, after provision for loan losses, increased to $25.8 million from $15.4 million in the third quarter of 2004. The increase in net interest income, after loan loss provision, was attributable to the Company’s increase in its net loans held for investment to $4.0 billion at September 30, 2005, from $1.8 billion of net loans held for investment and sale at September 30, 2004.

Other income totaled $6.3 million for the third quarter of 2005, compared to $2.6 million in the second quarter of 2005. Other income for both quarters was primarily related to an increase in the value of our excess cashflow certificates, which was driven by additional cash receipts due to better than expected underlying securitization pool performance.

The Company increased its allowance for loan losses to $29.8 million, or 74 basis points, on the outstanding net loan portfolio at September 30, 2005, as compared to $24.0 million, or 69 basis points, at June 30, 2005. The overall increase in the loss allowance reflects the increase in the overall loan portfolio, the performance of the current loan portfolio and the seasoning of the loans held for investment.

For the nine months ended September 30, 2005, the Company reported net income of $12.3 million, or $0.58 per diluted share, compared to a net loss of $9.6 million, or ($0.54) per diluted share, for the comparable period in 2004. The loss for the nine months ended September 30, 2004 was attributable to the change to portfolio accounting from gain-on-sale accounting in the first quarter of 2004.

Loan Originations and Characteristics

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months ended September 30, 2005 and 2004:

	For the Three Months Ended September 30,
Loan Type:	2005	2004
Fixed-Rate Mortgages	81%	77%
Adjustable-Rate Mortgages	18%	23%
Adjustable-Rate Interest-Only Mortgages	1%	-
Total	100%	100%

(Dollars in thousands)	For the Three Months Ended September 30,				Year-Over-Year Percentage Change
Loan Originations:	2005		2004
Wholesale	$ 526,165	51%	$ 392,883	58%	34%
Retail	497,996	49%	289,103	42%	72%
Total Loan Originations	$ 1,024,161	100%	$ 681,986	100%	50%

“As one of our growth initiatives, in October we opened a new retail origination office in Las Vegas, Nevada, expanding our retail presence in the West. With the opening of this new office, we now have a total of twelve retail origination offices located in ten states. In addition, we are on track to open a new wholesale regional center in Dallas, Texas by the end of the year, which, together with our regional centers in Cincinnati, Ohio; Boston, Massachusetts and Jacksonville, Florida, will be our fourth regional wholesale origination center, in addition to our primary wholesale operations out of Woodbury, New York. We expect these two new offices will assist us to capture additional market opportunities in both existing and new geographic areas,” concluded Mr. Miller.

Secondary Marketing (Securitization and Whole-Loan Sales)

During the third quarter of 2005, the Company closed a securitization under its Renaissance Mortgage Acceptance Corporation shelf, collateralized by $825 million of mortgage loans, the Company’s largest securitization to date. The Company also sold approximately $151 million in loans on a whole-loan basis during the third quarter of 2005 at an average premium of 3.9 percent, net of reserve.

The following table provides the principal balance of the loans securitized and sold on a whole-loan basis during the three months ended September 30, 2005 and 2004:

	Three Months Ended September 30,
(Dollars in thousands)	2005	2004
Loan securitizations - portfolio based	$825,000	$639,999
Whole-loan sales	151,026	49,236
Total securitizations and whole-loan sales	$976,026	$689,235

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 10 a.m. ET today, Tuesday, November 1, 2005. The live conference call can be accessed by dialing (800) 370-0740 (domestic) or (973) 409-9255 (international). A live listen-only webcast of the conference call will be available on Delta Financial’s website at http://www.deltafinancial.com in the Investor Relations section of the website. A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed and will be available through November 15, 2005. The telephone replay can be accessed by dialing (877) 519-4471 (domestic) or (973) 341-3080 (international), and using the digital pin number: 6641088.

About the Company

Founded in 1982, Delta Financial Corporation is a national specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 29 states. Loans are originated through a network of approximately 2,300 independent brokers and the Company’s 12 retail offices. Since 1991, Delta has completed 45 asset-backed securitizations, collateralized by approximately $13.9 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, growth, loan production, cost to originate, expanding our offices and sales force, the advantages of the Company’s retail platform and emphasis on originating fixed-rate loans. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the caption “Business-Forward Looking Statements and Risk Factors” and our Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Forward-Looking Statements and Risk Factors.” We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest income	$79,359	$30,809	$200,392	$56,853
Interest expense	46,949	12,317	111,221	19,740
Net interest income	32,410	18,492	89,171	37,113
Provision for loan losses	6,586	3,113	20,928	5,789
Net interest income after provision for loan losses	25,824	15,379	68,243	31,324

Non-interest income:
Net gain on sale of mortgage loans	7,494	2,630	19,414	11,883
Other income	6,263	393	11,659	597
Total non-interest income	13,757	3,023	31,073	12,480

Non-interest expense:
Payroll and related costs	16,769	13,435	46,950	37,589
General and administrative	11,347	7,928	31,241	21,640
Loss on derivative instruments	548	7	866	146
Total non-interest expense	28,664	21,370	79,057	59,375

Income (loss) before income tax expense (benefit)	10,917	(2,968)	20,259	(15,571)
Provision for income tax expense (benefit)	4,283	(1,149)	7,991	(6,007)
Net income (loss)	$6,634	$(1,819)	$12,268	$(9,564)

Per Share Data:
Basic - weighted average number of shares outstanding	20,366,675	19,347,154	20,329,228	17,744,372
Diluted - weighted average number of shares outstanding	21,290,527	19,347,154	21,268,832	17,744,372

Net income (loss) applicable to common shares	$6,634	$(1,819)	$12,268	$(9,564)

Basic earnings per share - net income (loss)	$0.33	$(0.09)	$0.60	$(0.54)
Diluted earnings per share - net income (loss)	$0.31	$(0.09)	$0.58	$(0.54)

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	At September 30, 2005	At December 31, 2004
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$4,683	$5,187
Mortgage loans held for investment, net of discounts and deferred origination fees	4,034,655	2,351,272
Less: Allowance for loan losses	(29,787)	(10,278)
Mortgage loans held for investment, net	4,004,868	2,340,994
Excess cashflow certificates	11,477	14,933
Equipment, net	5,704	4,298
Accrued interest receivable	23,017	12,280
Trustee receivable	63,256	30,197
Accounts receivable	9,541	6,453
Prepaid and other assets	33,786	26,125
Deferred tax asset	51,495	50,326
Total assets	$4,207,827	$2,490,793

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,770	$1,110
Warehouse financing	163,834	135,653
Financing on mortgage loans held for investment, net	3,895,312	2,236,215
Other borrowings	3,685	3,330
Accrued interest payable	9,712	4,282
Accounts payable and other liabilities	33,954	23,023
Total liabilities	4,108,267	2,403,613

Stockholders’ Equity:
Common stock	205	204
Additional paid-in capital	119,925	119,451
Accumulated deficit	(19,734)	(28,950)
Accumulated other comprehensive income (loss), net of taxes	482	(2,207)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	99,560	87,180
Total liabilities and stockholders’ equity	$4,207,827	$2,490,793